Ashland Partners & Company LLP

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm, Ashland Partners & Company LLP, in the Capitol Series Trust Fund Prospectus dated December 20, 2017 in regard to our verification of Fuller & Thaler Asset Management, Inc.’s compliance with the Global Investment Performance Standards (GIPS®).

Carrie Zippi, CPA Partner Ashland Partners & Company LLP 4400 Livingston Road Central Point, OR 97502 December 12, 2017

www.ashlandpartners.com

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